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                                                                    Exhibit 10.2

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is made the 15th day of January, 2005 (the "Effective Date"), by and between BILL RIECHERS, a resident of the state of South Dakota ("Riechers") and DARRELL DOWNS, a resident of the state of Iowa ("Downs"), (Riechers and Downs collectively referred to hereinafter as "CONSULTANTS"), and SIOUXLAND ETHANOL, LLC, of Jackson, Nebraska, a Nebraska limited liability company ("Client").

     WHEREAS, Client intends to develop, finance and construct an ethanol plant in or about Dakota County, Nebraska (the "Project"); and

     WHEREAS, CONSULTANTS have a background in value-added agriculture and are willing to provide services to Client based on this background.

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages CONSULTANTS, and CONSULTANTS hereby accept engagement, upon the terms and conditions hereinafter set forth.

     1. Term. The CONSULTANTS' engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon fourteen
(14) days prior written notice of its intent to terminate this Agreement. Upon termination, neither Client nor CONSULTANTS shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which CONSULTANTS may be entitled through the date of termination.

     2. Services. CONSULTANTS shall serve as the Client's Project Consultant and its Service Providers shall perform the following duties incident to that service subject to Client's approval:

          a. Assist negotiations of contracts with various service and product providers,

          b. Assist the planning of the Client's equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including but not limited to a power point presentation), and training Client's officers and directors to conduct the Client's equity marketing effort,

          c. Assist the securing of debt financing for and commencement of construction of the Project,

          d. Assist the education of local lenders including, without limitation, the preparation of a "banker's book" tailored to the Project; and

          e. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Client's personnel similarly engaged. Notwithstanding the forgoing, neither of CONSULTANTS, shall themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.

     Subject to Client's approval, CONSULTANTS shall determine the manner in which the services are to be performed and the specific hours to be worked by CONSULTANTS. Client will rely on CONSULTANTS to work as many hours as may be reasonably necessary to fulfill CONSULTANTS's commitments under this Agreement; provided, however, that Riechers hereby agrees to devote his full-time efforts to the Project and agrees to be available for the performance of his duties hereunder on weekdays, weeknights and weekends as reasonably necessary to fulfill his commitments under this Agreement.

     3. Payment of Riechers. Upon execution of this Agreement by both parties, Riechers shall receive a one-time cash payment in the amount of $25,000. Riechers shall receive weekly payment for services in the amount of $300 per day up to and not exceeding $1,500 per week commencing upon the date (the "Commencement Date") six weeks prior to the time that the Client becomes legally authorized to sell its


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equity. In the event Client requests Riechers to perform services described in
Paragraph 2 prior to the Commencement Date, Riechers shall receive $300 per day for each day prior to the Commencement Date during which Riechers provides services to Client consistent with this Agreement. Payments shall be made in accordance with Client's regular payroll practices. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that Riechers shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Riechers has not been paid.

Additionally, Client will pay to Riechers a one-time cash bonus of $35,000 and will issue equity securities to Riechers in the amount of $40,000, if, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of Riechers pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment actually closes and is funded. Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and the Client shall not become liable to pay the one-time bonus discussed in this section if it elects to not accept a loan commitment or close a loan. The bonus payable hereunder shall be made promptly after Client's execution and delivery of debt financing agreements under which Client receives debt financing sufficient to carry out its business plan.

     5. Payment of Downs. Upon execution of this Agreement by both parties, Downs shall receive a one-time cash payment in the amount of $5,000. Downs shall receive weekly payment for services in the amount of $150 per day up to and not exceeding $750 per week commencing upon the date (the "Commencement Date") two weeks prior to the time that the Client becomes legally authorized to sell its equity. In the event Client requests Downs to perform services described in Paragraph 2 prior to the Commencement Date, Downs shall receive $150 per day for each day prior to the Commencement Date during which Downs provides services to Client consistent with this Agreement. Payments shall be made in accordance with Client's regular payroll practices. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that Downs shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Downs has not been paid.

Additionally, Client will pay to Downs a one-time cash bonus of $5,000 and will issue equity securities to Downs in the amount of $20,000, if, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of Downs pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment actually closes and is funded. Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and the Client shall not become liable to pay the one-time bonus discussed in this section if it elects to not accept a loan commitment or close a loan. The bonus payable hereunder shall be made promptly after Client's execution and delivery of debt financing agreements under which Client receives debt financing sufficient to carry out its business plan.

     6. Expenses. Client shall reimburse CONSULTANTS for all reasonable, ordinary and necessary expenses incurred by CONSULTANTS in performance of their duties hereunder, including without limitation, reimbursement for hotel expenses and automobile mileage at a rate of 30 cents per mile or such other rate to which the parties hereto may later agree. However, in no case shall any such expense reimbursements exceed $750 in any single week.

     7. Support Services. Client will provide the following support services for the benefit of CONSULTANTS as approved by Client: office space, secretarial support, and office supplies.

     8. Successors and Assigns Bound. This Agreement shall be binding upon the Client and CONSULTANTS, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by CONSULTANTS of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof


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without the prior written consent of Client shall be void.

     9. Relationship of the Parties. The parties understand that CONSULTANTS are independent contractors with respect to Client, and not employees of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of CONSULTANTS.

     10. Injuries. CONSULTANTS acknowledge CONSULTANTS' obligation to obtain appropriate insurance coverage for the benefit of CONSULTANTS. CONSULTANTS waive any rights to recover from Client for any injuries that CONSULTANTS, or their representatives or agents, may sustain while performing services under this Agreement resulting from the negligence of CONSULTANTS, or their representatives or agents.

     11. Return of Records. Upon termination of this Agreement, CONSULTANTS shall immediately deliver all records, notes, data, memoranda, models, and equipment of any nature that are in CONSULTANTS' possession or under CONSULTANTS' control and that are Client's property or relate to Client's business.

     12. Waiver. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

     13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

     14. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

         To CONSULTANTS: Attention: Bill Riechers
                         504 Astrachan Street
                         Volga, South Dakota

         To Client:      Siouxland Ethanol, LLC
                         Attention: Tom Lynch
                         110 East Elk Street
                         Jackson, NE 68743

     15. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Nebraska.


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     16. Service Providers. Bill Riechers shall provide the majority of
CONSULTANTS' services under this Agreement, with the assistance of Darrell Downs. Notwithstanding the foregoing, in the event that Client, in its own sole discretion, schedules frequent or simultaneous capital raising meetings, or otherwise desires an aggressive capital raising schedule, both Bill Riechers and Darrell Downs shall then be available and simultaneously provide CONSULTANTS' services.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

SIOUXLAND ETHANOL, LLC ("CLIENT")


BY: /s/ Tom Lunch
    ------------------------------------
    TOM LYNCH, PRESIDENT


CONSULTANTS


    /s/ Bill Riechers
    ------------------------------------
    BILL RIECHERS, INDIVIDUALLY


    /s/ Darrell Downs
    ------------------------------------
    DARRELL DOWNS, INDIVIDUALLY


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